Exhibit No. 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cohu, Inc. 2005 Equity Incentive and 1997 Employee Stock Purchase Plans to be filed on or about September 18, 2015 of our reports dated February 24, 2015, with respect to the consolidated financial statements and schedule of Cohu, Inc., and the effectiveness of internal control over financial reporting of Cohu, Inc., included in its Annual Report (Form 10-K) for the year ended December 27, 2014, filed with the Securities and Exchange Commission.

 /s/ Ernst & Young LLP

San Diego, California

September 16, 2015